CONFIDENTIAL

                                  MARKETING AND
                             DISTRIBUTION AGREEMENT




         THIS AGREEMENT is made and entered into as of the 11th day of January, 1996 between CNS, Inc., a Delaware corporation ("Distributor"), Natus Corporation, a Minnesota corporation ("Natus"), and LecTec Corporation, a Minnesota corporation ("LecTec") (Natus and LecTec are collectively referred to herein as "Manufacturer").

                                   BACKGROUND

           LecTec manufactures the Product (as defined below) and Natus has rights to the Product. Manufacturer is the owner of the Product. Distributor is in the business of manufacturing and marketing consumer medical products and has established sales channels for such products. Manufacturer desires to enter into a marketing and distribution agreement for the Product on the terms and conditions set forth in this Agreement

                              TERMS AND CONDITIONS

           NOW THEREFORE, in consideration of the mutual promises contained herein, the parties hereto agree as follows:

           1. Definitions. For purposes of this Agreement, the following terms shall be defined in the manner set forth below:


                    1.1 "Product" shall mean Manufacturer's topical analgesic pain relief patch containing any of the active ingredients methyl salicylate, menthol and camphor, and all alterations of and improvements to such Product; provided, however, that Manufacturer may not alter the Product without Distributor's approval which approval shall not be unreasonably withheld.

                    1.2 "Territory" shall mean the United States of America and Canada, and all of their possessions and territories.

                    1.3 "Exclusive Market" shall mean all retail stores in the Territory and all wholesalers serving those retail stores.

                    1.4 "Non-Exclusive Market" shall mean those retail channels in the Territory other than the channels in the Exclusive Market; provided, however, that the Non-Exclusive Market shall not include (i) direct response infommericals and electronic retailing through television-based shopping programs such as (but not limited to) QVC and HSN, or (ii) direct person to person marketing, including multi-level distributorships.

                    1.5 "Growth Factor" for any one calendar year shall mean the product of Distributor's minimum purchase obligation for the prior year and the total growth in the United States' retail topical analgesic market for such prior year as measured by Information Resources, Inc. ("IRI") or Nielson Rating Services ("Nielson") scanner data.

           2. APPOINTMENT OF DISTRIBUTOR.

                    2.1 Subject to the terms and conditions contained herein, Manufacturer grants to the Distributor, and the Distributor hereby accepts, the rights and responsibilities of (i) an exclusive distributor of the Product in the Exclusive Market in the Territory and (ii) a non-exclusive distributor of the Product in the Non-Exclusive Market in the Territory. Distributor is prohibited from selling the Product outside the Exclusive Market or Non-Exclusive Market or to any customer who is not in the Territory. In addition, Distributor is hereby granted a right of first refusal to act as exclusive distributor in the Exclusive Market of any analgesic patch developed by the Manufacturer other than the Product. Such right of first refusal shall expire on the first anniversary of the commencement of test marketing of the Product hereunder.

                    2.2 Beginning on January 1, 1996 and during the Term of this Agreement, Manufacturer shall maintain Distributor's exclusivity in the Exclusive Market in the Territory by not appointing any sales representatives or distributors, or selling directly through other outlets in the Exclusive Market in the Territory. Nothing contained herein shall in any manner restrict or limit Manufacturer in regard to appointing another distributor for the Product or in regard to selling directly or through other outlets in the Non-Exclusive Market. Distributor acknowledges that Manufacturer has granted to a third party certain rights to sell the Product in the Exclusive Market under the trademark "Natus Patch," which rights are terminable by Manufacturer, and that on January 1, 1996 Manufacturer will give notice to such party to terminate such third party's rights to sell the Product in the Exclusive Market effective January 30, 1996.

                    2.3. Each of the parties is an independent contractor and nothing contained herein shall be deemed or construed to create the relationship of an agency, partnership, joint venture, franchise or any other association or relationship between the parties except that of a marketing and distributor relationship. Distributor is not granted any right or authority to assume or create any obligations or responsibilities, express or implied, on behalf or in the name of, Manufacturer or to bind Manufacturer in any manner or thing whatsoever, without the prior written approval and acceptance by Manufacturer in each instance.

           3. PURCHASE ORDERS.

                    3.1 No purchase orders of Distributor shall be binding upon Manufacturer until accepted by Manufacturer in writing. Except as otherwise agreed in writing by Manufacturer, an order may not be canceled by Distributor after it has been accepted.

                    3.2 All sales of Product by Manufacturer to Distributor hereunder shall be subject to the provisions of this Agreement and shall not be subject to the terms and conditions contained in any purchase order of Distributor or confirmation of Manufacturer, except insofar as any such purchase order or confirmation establishes (i) the quantity of Product to be sold or (ii) the shipment date of Product.

           4. SHIPMENT OF PRODUCT.

                    4.1 Subject to delay due to force majeure, Manufacturer will ship Product on the date indicated in Distributor's purchase order if such order is within the then current sales projection of Distributor. If such order is beyond the projection, Manufacturer will use commercially reasonable efforts to meet such order and will not unreasonably withhold or delay its acceptance of the order.

                    4.2 All Product sold by Manufacturer to Distributor hereunder will be shipped by Manufacturer F.O.B. LecTec's loading dock ("Shipping Point").

                    4.3 Distributor shall assume all risk of loss for Product upon delivery by Manufacturer of the Product to the Shipping Point.

                    4.4 Distributor will pay all loading, freight, shipping, insurance, forwarding and handling charges, taxes, storage, and all other charges applicable to the Product after it is delivered by Manufacturer to the Shipping Point.

           5. PRICE AND PAYMENT.

                    5.1 Manufacturer agrees to sell the Product to Distributor F.O.B. Shipping Point at the price set forth on Exhibit A. Prices may not be changed without Distributor's prior approval and changes will be based on the national consumer price index.

                    5.2 The parties agree to renegotiate in good faith the price paid by Distributor for the Product in the following situations: (i) for specified packout configurations, for which different prices will be based on any cost savings or increases that Manufacturer incurs as a result of such packout changes, (ii)) in the event price elasticity or competitive pricing pressures impact Distributor's ability to effectively penetrate the market, in which case the new prices will be negotiated in good faith; and (iii) to share manufacturing cost reductions with Distributor in the event that unit sales of the Product reach sufficient sustainable volume to generate manufacturing economies of scale, in which case the new prices will be negotiated in good faith with the understanding that the parties will take into consideration any cost saving experienced by Distributor in connection with its marketing efforts.

                    5.3 Manufacturer agrees that it will not (i)) sell comparably-sized Product to any other party in the Non-Exclusive Market at a price less than the price paid by Distributor or (ii) sell comparably-sized Product to any other party at a price less than the price paid for the Product by Distributor. The restriction in Section 5.3(ii) shall not apply to sales under (a) agreements existing as of the date of this Agreement or (b) agreements for sales through direct person to person marketing, including multi-level distributorships.

                  5.4 Except as otherwise provided in this Agreement, Distributor shall pay Manufacturer for each shipment of Product within thirty
(30) days of the date of the invoice issued by Manufacturer in conjunction with such shipment.

           6. RETURNED GOODS POLICY. Distributor may return Product to Manufacturer upon Manufacturer's prior written approval if such Product deviated from Distributor's packaging specifications or if the Product or packaging does not meet the warranties contained in Section 13.1. Complaints concerning conditions of any Product or packaging must be made within fifteen (15) days of receipt by Distributor of such Product. Manufacturer shall pay all freight charges incurred in connection with any return of Product pursuant to this returned goods policy.

           7. MANUFACTURER'S RESPONSIBILITIES.

                    7.1 In support of Distributor's sales efforts to promote Product in the Territory, Manufacturer will furnish, at no cost to Distributor,
(i) to the extent known and available to Manufacturer, medical literature regarding or relating to the Product, including abstracts of clinical studies and medical journal articles, (ii) sales and promotional materials as may be developed by Manufacturer, limited to technical data and technical journal reprints, and (iii) samples of Product in reasonable quantities, as requested by Distributor and agreed to by Manufacturer, each acting in good faith. Manufacturer will furnish information to aid in the orientation and training of Distributor's service and sales personnel.

                    7.2 Manufacturer will package the Product in conformance with the packaging specifications provided by Distributor. Distributor will provide camera-ready artwork for labels and packaging.

                    7.3 Manufacturer shall take such actions as are necessary (such as cutting off supply of Product) to prevent any domestic or foreign entity from distributing or selling, directly or indirectly, the Product in the Exclusive Market in the Territory.

                    7.4 Manufacturer shall, with the exception of an IND, underwrite the cost of any clinical studies necessary to support the Citizens Petition or other similar FDA filings. Distributor and Manufacturer shall jointly underwrite the cost of any mutually agreed upon clinical studies intended to broaden Product claims beyond the monograph. Neither party shall be obligated to file an IND or perform any clinical studies with respect to the Product.

                    7.5 Manufacturer shall give Distributor 180 days' written notice prior to discontinuing the manufacture of the Product and shall not discontinue manufacturing the Product prior to December 31, 1997 without Distributor's written approval, unless the Food and Drug Administration forbids production or distribution of the Product.

                    7.6 Manufacturer shall maintain a 30-day inventory of Product to meet Distributor's forecasted volume requirements provided to Manufacturer pursuant to Section 8.2.

           8. DISTRIBUTOR'S RESPONSIBILITIES. In addition to the duties and responsibilities outlined elsewhere in this Agreement, Distributor agrees as follows:

                    8.1 Distributor will vigorously promote the sale and acceptance of Product throughout the Territory. Distributor shall provide its customers with all necessary and appropriate training and support regarding the use of the Product.

                    8.2 Distributor shall furnish to Manufacturer a written four-month rolling forecast for the Product, which forecast shall be given to Manufacturer on or before the 10th day of each month.

                    8.3 Distributor shall underwrite the cost of any comparative clinical studies for the Product. Distributor and Manufacturer shall jointly underwrite the cost of any clinical studies intended to broaden Product claims beyond the monograph, which are mutually agreed upon by the parties.

                    8.4 Claims language in all advertising or promotional materials utilized by Distributor, its agents or employees in conjunction with the sale of Product, other than such sales literature as is furnished to Distributor by Manufacturer, shall be approved, in writing, by Manufacturer prior to their use or dissemination.

                    8.5 Distributor shall cooperate fully with Manufacturer in dealing with customer complaints concerning the Product and shall take such action to resolve such complaints as may be requested by Manufacturer.

                    8.6 Distributor agrees, during the term of this Agreement, to comply with all FDA regulations applicable to the Product. Distributor shall not, in any way, misrepresent the nature or indications for use of the Product or, except by prior written approval of Manufacturer, alter the Product.

           9. MINIMUM PURCHASE OBLIGATIONS AND RETAIL STORE PLACEMENTS.

                    9.1 During the term of this Agreement, Distributor shall purchase a minimum number of Product from Manufacturer per calendar year and shall have the Product placed in a minimum number of retail stores as of December 31 of each year, as set forth below.

    9.1.1            Year        Number of Patches
                    1996         (Confiidential Treatment Has Been Requested)
                    1997         (Confiidential Treatment Has Been Requested)
                    1998         (Confiidential Treatment Has Been Requested)
                    Thereafter   (Confiidential Treatment Has Been Requested)

    9.1.2           Year         Number of Stores
                    1996         (Confiidential Treatment Has Been Requested)
                    1997         (Confiidential Treatment Has Been Requested)
                    Thereafter   (Confiidential Treatment Has Been Requested)


The above minimums assume that test marketing of the Product will begin by May 1, 1996. If test marketing begins later, the parties shall renegotiate the minimums in good faith.

                  9.2 The minimum purchase obligation for 1997 may be satisfied by achieving a combined volume of (Confidential Treatment Has Been Requested) patches during 1996 and 1997.

                  9.3 During years 1996, 1997 and 1998, Distributor's obligations under this Section 9 may be satisfied by achieving either the Product minimums or retail store minimums determined through IRI or Nielson data and store purchase data, records of which may be reviewed by Manufacturer.

                  9.4 In the event that Manufacturer loses its Product deferral with the FDA and, as a consequence, Distributor is prohibited from selling the Product, the minimum requirements set forth above shall be waived.

                  9.5 In the event Distributor shall fail to meet any minimum requirements as set forth in this Section 9, Distributor shall have defaulted under this Agreement, and Manufacturer's exclusive remedy is to terminate this Agreement pursuant to Section 10; provided, however, that after 1998, Distributor shall not be in breach of this Section 9 and Manufacturer may not terminate this Agreement until (i) Distributor shall have failed to meet any of its minimum requirements, (ii) Manufacturer has given Distributor a 30-day written notice of such failure, and (iii) Distributor fails to meet the minimum requirements after an additional six-month period to cure.

                  9.6 The minimums stated above will be appropriately reduced by good faith negotiation of the parties (i) if Manufacturer does not use reasonable efforts to defend its patents, (ii) if Manufacturer does not obtain or maintain the necessary governmental or regulatory approvals to sell the Product or (iii) where the parties are unable to agree on the price of the Product pursuant to in paragraph 5.2(ii) hereof.

           10. TERM OF AGREEMENT: TERMINATION.

                    10.1 This Agreement shall commence on the date hereof and terminate on the later of (i) expiration of the last of Manufacturer's United States patents on the Product issued or pending as of the date of this Agreement and (ii) any other patent issued or pending or application filed on the Product after the date hereof

                    10.2 Either party may terminate this Agreement by giving thirty (30) days' written notice to the other party of any material breach provided that as of the expiration of said thirty (30) day notice period and an additional sixty (60) days' cure period such breach remains uncured (other than as set forth in Section 9.5)(iii).

                    10.3 Either party may terminate this Agreement immediately upon written notice to the other party if the other party shall: (i) file a voluntary petition in bankruptcy or be the subject of an involuntary petition in bankruptcy which is not dismissed within thirty (30) days of the date of filing;
(ii) be voluntarily or involuntarily dissolved; or (iii) have a receiver, trustee or other court officer appointed for its property in connection with any such bankruptcy proceeding, liquidation or insolvency proceeding.

                    10.4 Termination of this Agreement shall not relieve Manufacturer of its obligations to deliver all Product ordered by Distributor and accepted by Manufacturer prior to such termination; nor will such termination relieve Distributor of its obligation to accept and pay for all Product ordered by Distributor under purchase orders issued by Distributor and accepted by Manufacturer prior to the date of such termination. Termination shall not relieve or release either party from its obligation to make any other payments which may be owing to the other party under the terms of this Agreement or from any other liability which either party may have to the other arising out of this Agreement or the breach of this Agreement. Following notice of termination, Manufacturer shall have no obligation to accept any orders for Product from Distributor.

                    10.5 Upon termination of this Agreement for breach by Manufacturer or for breach by Distributor of its minimum purchase obligations or minimum store placements hereunder, Distributor shall have the right, but not the obligation, to cause Manufacturer to repurchase all Product having at least 50% of its original shelf life in possession of Distributor, at the lower of Distributor's original invoice purchase price or the then current invoice price, provided, that such Product is new, unused and not materially damaged. Manufacturer agrees to buy said Product from Distributor for said price should Distributor exercise this right.

                    10.6 Upon termination of this Agreement for breach by Distributor (other than a breach by Distributor of its minimum purchase obligations or minimum store placements hereunder), Manufacturer shall have no obligation to repurchase Distributor's inventory of Product, and shall have the right, but not the obligation, to cause Distributor to purchase, at the then current price, Manufacturer's 30 day inventory of Product as required to be held by Manufacturer pursuant to Section 7.6, having at least 50% of its original shelf life in Manufacturer's possession, provided, that such Product is new, unused and not materially damaged. Distributor agrees to buy said Product from Manufacturer for said price should Manufacturer exercise this right.

                    10.7 Notwithstanding anything contained herein to the contrary, Sections 12, 13 and 19 of this Agreement shall survive termination of this Agreement and shall remain in full force and effect.

           11. Waiver of Breach. The waiver or failure of either party to enforce the terms of this Agreement in one instance shall not constitute a waiver of said party's rights under this Agreement with respect to other violations.

           12. MANUFACTURER'S WARRANTIES AND REPRESENTATIONS: INDEMNIFICATION.

                    12.1 Manufacturer warrants that the Product and its packaging (i) are free from defects in material and manufacture, (ii) are fit to be used as indicated in the Product labeling, (iii) meet all specifications and performance claims, and (iv) are not adulterated or misbranded (as defined by the FDA). If a Product or the packaging does not meet its warranty, Manufacturer shall replace such Product or packaging or refund Distributor's purchase price. In case of a recall, Manufacturer shall reimburse Distributor for its reasonable costs in assisting in the recall.

           THE WARRANTIES SET FORTH ABOVE ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, WHICH ARE HEREBY DISCLAIMED AND EXCLUDED BY MANUFACTURER, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF USE, EXCEPT AS EXPRESSED ABOVE IN PARAGRAPH 12.1.

                    12.2 Manufacturer will comply with all material laws and regulations, including FDA GMPs with respect to the manufacturing, packaging and labeling of the Products. Distributor may periodically audit procedures, processes, process controls and manufacturing records of Manufacturer.

                    12.3 Each of LecTec and Natus has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Minnesota and the undersigned has been duly authorized to execute this Agreement on behalf of the Manufacturer, and when so executed, this Agreement will constitute the valid and binding obligation of Manufacturer, enforceable in accordance with its terms.

                    12.4 Manufacturer has the exclusive right, under the applicable patents related to the Product, to manufacture the Product, for the duration of such patents, in the United States and Canada and Manufacturer has obtained clearance to market the Product in the United States from the FDA. It will use commercially reasonable efforts to obtain clearance from the Ministry of Health to market the Product in Canada taking into account the costs of obtaining such clearance and the anticipated market for the Products in Canada.

                    12.5 LecTec and Natus shall jointly and severally save Distributor, its directors, officers and employees from and against and indemnify them from any and all claims, liabilities, costs and expenses of any nature (including attorney's fees) caused by reason of claim that the Product caused personal injury or property damage; provided, however, that Manufacturer's indemnification obligations are conditioned upon Distributor giving Manufacturer prompt written notice of any such claims and allowing Manufacturer to participate in its own defense with its own counsel.

                    12.6 Manufacturer shall maintain product liability insurance coverage in the amount of $2 million per occurrence which will be renewed annually and which shall name Distributor as an additional named insured.

                    12.7 No party shall be liable to another party for any consequential damages (e.g., lost profits, business opportunities or investments) that arise as a result of this Agreement or its termination.

           13. DISTRIBUTOR'S REPRESENTATIONS: INDEMNIFICATION.

                    13.1 Distributor shall not make any statements concerning the Product which are not approved by Manufacturer, and any such statements by Distributor shall be the sole responsibility of Distributor and Distributor shall save Manufacturer, its directors, officers and employees harmless against and indemnify them from the liability, costs, and expenses of any nature (including attorneys' fees) which Manufacturer may incur as the result of any such statements; provided, however, that Distributor's indemnification obligations are conditioned upon Manufacturer giving Distributor prompt written notice of any such claims and allowing Distributor to participate in its own defense with its own counsel.

                    13.2 Distributor has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware and the undersigned has been duly authorized to execute this Agreement on behalf of the Distributor, and when so executed, this Agreement will constitute the valid and binding obligation of Distributor, enforceable in accordance with its terms.

           14. TRADEMARKS AND TRADE NAMES.

                    14.1 Manufacturer hereby grants to Distributor the exclusive license to use the "TheraPatch(TM)" trade name for use in the Territory in connection with the advertising and sale of the Product. If at any time Distributor markets the Product under a trade name other than "TheraPatch," the exclusive license granted pursuant to this Section 14.1 shall terminate. Distributor will discontinue the use of such trade name at the end of this Agreement. If Distributor uses the TheraPatch name in connection with the advertising and sale of the Product, Distributor shall indicate on package labeling of the Product that the product is manufactured by LecTec and that "TheraPatch" is a trademark of the Manufacturer."

                    14.2 Distributor is hereby granted the first right of negotiation to acquire the trade name "TheraPatch." Such right of negotiation shall expire on the first anniversary of the commencement of test marketing of the Product hereunder.

                    14.3 Distributor shall not remove, cover, change, or add to the labels affixed by Manufacturer to Product without first receiving Manufacturer's written approval.

           15. PATENT OR TRADEMARK INFRINGEMENT.

                    15.1 If a patent infringement action is commenced or threatened against Manufacturer as to any Product and Manufacturer elects to, as a result, discontinue the sale of the Product in any part or all of the Territory, Distributor shall discontinue its efforts to sell said Product in any such part or all of the Territory immediately upon receipt of written notice thereof from Manufacturer. LecTec and Natus shall jointly and severally save Distributor, its directors, officers and employees harmless from and against and indemnify them from any and all claims, liabilities, costs and expenses of any nature (including attorney's fees) caused by reason of claims that the Product infringes the intellectual property rights of others (e.g., patent, copyright, trademark, trade name, etc.); provided, however, that Manufacturer's indemnification obligations are conditioned upon Distributor giving Manufacturer prompt written notice of any such claims and giving the defense of the claim to Manufacturer and reasonably cooperating with Manufacturer in the defense. Distributor shall have a right to cooperate in its own defense with its own counsel.

                    15.2 Distributor shall promptly notify Manufacturer in the event Distributor becomes aware of any activities of a third party that may constitute infringement of the Manufacturer's patents or pending patents on the Product or trademarks.

           16. Recall. Distributor shall maintain complete and accurate records of all Product sold by Distributor, its agents or employees (including without limitation a complete and current list of all customers who have purchased, the date of such purchases and the lot numbers of the units purchased). In the event of a recall of any of the Product, Distributor will cooperate fully with Manufacturer in effecting such recall, including without limitation, promptly contacting any purchasers Manufacturer desires be contacted during the course of any such recall, and promptly communicating to such purchasers such information or instructions as Manufacturer may desire be transmitted to such purchasers.

           17. Traceability . Distributor agrees to comply with all traceability programs in effect at any time as initiated by Manufacturer. Manufacturer may examine and make transcripts of any records required as part of a traceability program at reasonable times during business hours.

           18. Appointment of Subdistributors. In the event Distributor appoints any subdistributors or sales representatives in the Territory in connection with the performance of this Agreement, such appointment shall be made only in the name and for the account of Distributor and shall be for a term no greater than the term of this Agreement. Distributor shall not grant to the subdistributors and/or sales representatives any rights greater than those which are granted by Manufacturer to Distributor under this Agreement. Distributor shall also impose on the subdistributors and/or sales representatives the same obligations as Manufacturer has imposed on Distributor under this Agreement.

           19. Confidential Information. Manufacturer and Distributor may exchange information each considers confidential ("Confidential Information"). "Confidential Information" shall include any information that is not generally known, including trade secrets, outside of that disclosing party and that is proprietary to that party, relating to any phase of that party's existing or reasonably foreseeable business which is disclosed to the receiving parties during the term of this Agreement. "Confidential Information" does not include information that (i) is or becomes publicly available through no fault of the receiving parties, (ii) is in the possession of the receiving parties prior to the receipt from the disclosing party, (iii) is developed by the receiving party independently of the Confidential Information, or (iv) is given to the receiving party by someone else who has the right to do so. Each party hereto specifically agrees to keep confidential and not to disclose to others any and all Confidential Information. Upon the request of the disclosing party, or in the event of the expiration or other termination of this Agreement, the receiving parties shall promptly return all such Confidential Information to the disclosing party. Each party hereto agrees not to use any such Confidential Information except in conjunction with the purposes of this Agreement. The duty not to disclose or use (other than in conjunction with the performance of this Agreement) such Confidential information shall survive the termination of this Agreement.

           20. Force Majeure. Neither Manufacturer nor Distributor shall be in breach of this Agreement for a failure to perform or be liable to the other for any failure to perform under this Agreement if such failure is caused, in whole or in part, directly or indirectly, by strikes, lockouts, or any other labor troubles, fires, floods, acts of God, accidents, embargoes, war, riots, act or order of any government or governmental agency, delay in the delivery of raw material parts, or completed merchandise by the supplier thereof or any other cause beyond the control of, or occurring without the fault of, such party.

           21. Notice. All notices under this Agreement shall be in writing, and may be delivered by hand or sent by mail or facsimile transaction. Notices sent by mail shall be sent by registered mail return receipt requested, and shall be deemed received on the date of receipt indicated by the receipt verification provided by the United States postal service. Notices delivered by hand or facsimile transaction shall be effective upon receipt. Notices shad be given, mailed, or sent to the parties at the following addresses:

If to LecTec:                               With a copy to:

           LecTec Corporation               Dorsey & Whitney P.L.L.P.
           10701 Red Circle Drive           Pillsbury Center South
           Minnetonka, MN 55343             220 South 6th Street
           Attn: Thomas E. Brunelle, Ph.D.  Minneapolis, MN 55402
           Phone: (612) 933-2291            Attn: Karin Keitel
           Fax: (612) 933-1068              Phone: (612) 340-8809
                                            Fax: (612) 340-8738

If to Natus:                                With a copy to:

           Natus Corporation                Dorsey & Whitney P.L.L.P.
           4550 W. 77th Street              Pillsbury Center South
           Edina, MN 55435                  220 South 6th Street
           Attn: Kathleen A. Billings       Minneapolis, MN 55402
           Phone: (612) 835-4626            Attn: Karin Keitel
           Fax: (612) 835-2317              Phone: (612) 340-8809
                                            Fax: (612) 340-8738

If to Distributor:                          With a copy to:

           CNS, Inc.                        Lindquist & Vennum P.L.L.P.
           P.O. Box 39802                   4200 MS Center
           Minneapolis, MN 55439            80 South 8th Street
           Attn: Richard E. Jahnke          Minneapolis, MN 55402
           Phone: (612) 820-6696            Attn: Patrick Delaney
           Fax: (612) 820-6697              Phone: (612) 371-3281
                                            Fax: (612) 371-3207

         Any party hereto may designate any other address for notices given it hereunder for written notice to the other party given at least ten (10) days prior to the effective date of such change.

           22. ENTIRE CONTRACT There are no oral or other agreements or understandings between the parties affecting this Agreement or relating to the selling or purchase of Product. This Agreement supersedes all previous oral and written arrangements between the parties, including their letter of intent dated October 10, 1995, and is intended as a complete and exclusive statement of the terms of their understanding.

           23. AMENDMENTS. Amendments, if any, shall be in writing and valid only when signed by all parties.

           24. ASSIGNABILITV. No party may assign this Agreement without the written consent of the other parties; provided, however, that either party may assign this Agreement without such consent to any majority-owned or controlled affiliate or subsidiary.

           25. SEVERABILITY. In the event that any provision of this Agreement is held invalid by the final judgment of any court of competent jurisdiction, the remaining provisions shall remain in full force and effect as if such invalid provision had not been included herein.

           26. REMEDIES. The parties acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that, in addition to any other relief afforded by law, an injunction against such violation may be issued against it and every other person concerned thereby, it being understood that both damages and an injunction shall be proper modes of relief and are not to be considered mutually exclusive remedies. In the event of any such violation, the parties agrees to pay, in addition to the actual damages sustained by the other parties as a result thereof, the reasonable attorneys' fees incurred by such party in pursuing any of its rights under this Agreement.

           27. ACTION FOR BREACH. The time within which Manufacturer or Distributor may bring an action for breach of this Agreement shall be one year from the date of knowledge of such breach. No action may be commenced after that one-year period.

           28. DISPUTES: APPLICABLE LAW AND FORUM SELECTION. Except as altered or expanded by this Agreement, the substantive law (and not the law of conflicts) of the State of Minnesota shall govern this Agreement in all respects as to the validity, interpretation, construction and enforcement of this Agreement and all aspects of the relationship between the parties hereto. Any disputes between the parties hereto relating to any provision hereof shall be settled by submission for arbitration at the Minneapolis, Minnesota office of the American Arbitration Association under the then current rules of the American Arbitration Association. Notwithstanding the foregoing, nothing herein shall prevent a party from seeking and obtaining equitable relief in a court of competent jurisdiction solely for the purpose of protecting such party's rights, pending a final decree of the arbitrator.

IN WITNESS WHEREOF, the parties have herunto set their hands ^I as of the day and year first above written

LECTEC CORPORATION                   NATUS CORPORATION

By: /s/Thomas E. Brunelle            By: /s/Kathleen A. Billings
    Thomas E. Brunelle, Ph.D             Kathleen A. Billings, President and CEO
    Chairman, President and CEO




                                     CNS, INC.

                                     By:  /s/Richard J. Jahnke
                                          Richard J. Jahnke, President and COO



                                                                       Exhibit A
                                     PRICES


(Confidential Treatment Has Been Requested)